EXHIBIT 99.1

FedFirst Financial Corporation Announces Second Quarter 2013 Results

MONESSEN, Pa., July 31, 2013 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (Nasdaq:FFCO) (the "Company"), the parent company of First Federal Savings Bank (the "Bank"), today announced net income of $576,000 for the three months ended June 30, 2013 compared to $594,000 for the three months ended June 30, 2012, a decrease of $18,000 or 3.0%. Diluted earnings per share was $0.23 for the three months ended June 30, 2013 compared to $0.21 for the three months ended June 30, 2012, an increase of $0.02 per share or 9.5%. The Company reported net income of $1.4 million for the six months ended June 30, 2013 compared to $1.1 million for the six months ended June 30, 2012, an increase of $320,000 or 30.5%. Diluted earnings per share was $0.55 for the six months ended June 30, 2013 compared to $0.37 for the six months ended June 30, 2012, an increase of $0.18 per share or 48.6%.

"We are pleased to report continued strong performance for the second quarter," said Patrick G. O'Brien, President and CEO. "While loan growth remains challenging, we have nevertheless been successful in improving our net interest margin over the prior year. In addition to operational gains, we have also been focused on managing our capital to drive returns to shareholders. This quarter saw a 50% increase in our quarterly dividend and the improvement in earnings per share and book value per share is a reflection of our share repurchase activity."

Second Quarter Results

Net interest income for the three months ended June 30, 2013 increased $75,000, or 3.0%, to $2.6 million compared to $2.5 million for the three months ended June 30, 2012. Interest rate reductions and decreases in average balances on higher-cost deposits resulted in a $172,000 decrease in deposits expense and payoffs on borrowings resulted in a $111,000 decrease in borrowings expense. This was partially offset by modifications and payoffs of higher yielding loans and securities due to the continued low interest rate environment that resulted in a $208,000 decline in interest income. Interest income on loans included the effect of a one-time receipt in the current period of $115,000 upon payoff of an impaired, nonaccrual commercial real estate loan. Interest received while the loan was on nonaccrual was applied to principal and was not recognized to income until payoff.

The provision for loan losses was $165,000 for the three months ended June 30, 2013 compared to $50,000 for the three months ended June 30, 2012. In the current period, the provision was impacted by a change in the mix of the loan portfolio, including an increase in commercial loans. In the prior period, there was a $170,000 reduction in specific reserves after receiving an updated collateral appraisal on an impaired loan. Net charge-offs were $38,000 for the three months ended June 30, 2013 compared to $165,000 for the three months ended June 30, 2012.

Noninterest income increased $228,000, or 26.6%, to $1.1 million for the three months ended June 30, 2013 compared to $856,000 for the three months ended June 30, 2012. Insurance commissions increased $177,000 primarily due to an increase in commercial-related policies. Fees and service charge income increased $44,000 primarily due to prepayment fees received on commercial loans.

Noninterest expense increased $193,000, or 8.0%, to $2.6 million for the three months ended June 30, 2013 compared to $2.4 million for the three months ended June 30, 2012. Compensation expense increased $163,000 primarily due to the hiring of additional staff and increases in stock-based compensation and employee benefit expenses. In addition, advertising expense increased $86,000 primarily related to a cooperative marketing agreement that was signed by Exchange Underwriters, Inc. ("Exchange Underwriters"). This was partially offset by a $22,000 decrease in occupancy expenses and $18,000 decrease in amortization of intangibles primarily due to fully depreciated and amortized assets.

Year-to-Date Results

Net interest income for the six months ended June 30, 2013 increased $42,000 and remained at approximately $5.1 million compared to the six months ended June 30, 2012. Interest rate reductions and decreases in average balances on higher-cost deposits resulted in a $390,000 decrease in deposits expense and payoffs on borrowings resulted in a $235,000 decrease in borrowings expense. This was partially offset by modifications and payoffs of higher yielding loans and securities due to the continued low interest rate environment that resulted in a $583,000 decline in interest income. Interest income on loans included the effect of a one-time receipt in the current period of $115,000 upon payoff of an impaired, nonaccrual commercial real estate loan. Interest received while the loan was on nonaccrual was applied to principal and was not recognized to income until payoff.

The provision for loan losses was $165,000 for the six months ended June 30, 2013 compared to $210,000 for the six months ended June 30, 2012. The provision decreased primarily due to a decrease in charge-offs. Net charge-offs were $61,000 for the six months ended June 30, 2013 compared to $320,000 for the six months ended June 30, 2012. In addition, in the prior period, there was a $170,000 reduction in specific reserves after receiving an updated collateral appraisal on an impaired loan.

Noninterest income increased $640,000, or 37.4%, to $2.4 million for the six months ended June 30, 2013 compared to $1.7 million for the six months ended June 30, 2012. In the current period, there was a $565,000 increase in insurance commissions primarily due to an increase in commercial-related policies and a $259,000 increase in contingency fees. In addition, fees and service charge income increased $72,000 primarily due to prepayment fees received on commercial loans.

Noninterest expense increased $283,000, or 5.8%, to $5.2 million for the six months ended June 30, 2013 compared to $4.9 million for the six months ended June 30, 2012. Compensation expense increased $306,000 primarily due to the hiring of additional staff and an increase in stock-based compensation. In addition, advertising expense increased $188,000 primarily related to a cooperative marketing agreement that was signed by Exchange Underwriters. This was partially offset by a $97,000 decrease in professional services primarily due to costs associated with strategic planning analysis and initiatives in the prior period and a $39,000 decrease in occupancy expense primarily due to fully depreciated assets.

Balance Sheet Review

Total assets decreased $4.4 million to $314.4 million at June 30, 2013 compared to $318.8 million at December 31, 2012. Securities available-for-sale decreased $11.0 million due to paydowns and a $700,000 maturity of a municipal bond. Net loans increased $5.8 million to $255.4 million primarily as a result of growth in home equity loans, commercial real estate, and commercial business loans, as well as disbursements on commercial constructions loans, partially offset by a decrease in residential mortgage loans. Deposits increased $9.0 million to $223.0 million principally in interest and noninterest-bearing demand deposits, partially offset by decreases in money market accounts and certificates of deposits. Borrowings decreased $13.8 million to $34.9 million due to a $12.0 million decrease in short-term borrowings and paydowns on amortizing advances. Stockholders' equity increased $347,000 to $53.6 million at June 30, 2013 primarily due to $1.4 million of net income partially offset by the purchase of 55,152 shares of the Company's common stock for $992,000 and $246,000 in quarterly dividend payments to stockholders.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	June 30,	December 31,
	2013	2012
Selected Financial Condition Data:
Assets	$ 314,370	$ 318,760
Cash and cash equivalents	8,844	5,874
Securities available-for-sale	31,617	42,582
Loans receivable, net	255,362	249,530
Deposits	223,028	214,057
Borrowings	34,877	48,678
Stockholders' equity	53,641	53,294

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Selected Operations Data:
Total interest income	$ 3,282	$ 3,490	$ 6,526	$ 7,109
Total interest expense	681	964	1,395	2,020
Net interest income	2,601	2,526	5,131	5,089
Provision for loan losses	165	50	165	210
Net interest income after provision for loan losses	2,436	2,476	4,966	4,879
Noninterest income	1,084	856	2,353	1,713
Noninterest expense	2,592	2,399	5,204	4,921
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	928	933	2,115	1,671
Income tax expense	342	335	693	600
Net income before noncontrolling interest in net income of consolidated subsidiary	586	598	1,422	1,071
Noncontrolling interest in net income of consolidated subsidiary	10	4	52	21
Net income of FedFirst Financial Corporation	$ 576	$ 594	$ 1,370	$ 1,050

Dividends per share	$ 0.06	$ 0.04	$ 0.10	$ 0.07
Earnings per share - basic	0.24	0.21	0.56	0.37
Earnings per share - diluted	0.23	0.21	0.55	0.37

Weighted average shares outstanding - basic	2,446,186	2,884,156	2,450,894	2,846,518
Weighted average shares outstanding - diluted	2,479,834	2,887,210	2,478,222	2,849,534

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Selected Financial Ratios(1):
Return on average assets	0.72%	0.70%	0.86%	0.62%
Return on average equity	4.18	4.04	5.01	3.56
Average interest-earning assets to average interest-bearing liabilities	128.26	127.92	127.74	127.46
Average equity to average assets	17.32	17.40	17.25	17.45
Interest rate spread	3.25	2.85	3.20	2.87
Net interest margin	3.51	3.19	3.47	3.21

	Period Ended
	June 30,	December 31,
	2013	2012
Allowance for loan losses to total loans	1.12%	1.13%
Allowance for loan losses to nonperforming loans	149.43	130.94
Nonperforming loans to total loans	0.75	0.86
Nonperforming assets to total assets	0.84	0.74
Nonperforming assets and troubled debt restructurings performing under modified terms to total assets	1.36	1.21
Net charge-offs to average loans	0.02	0.21
Tier 1 (core) capital and tangible equity (2)	14.71	14.02
Tier 1 risk-based capital (2)	22.79	22.55
Total risk-based capital (2)	24.04	23.81
Book value per share	$ 21.46	$ 20.98
Outstanding shares	2,499,892	2,540,341

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for First Federal Savings Bank only

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.
CONTACT: Patrick G. O'Brien
         Telephone: (724) 684-6800